Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 3, 2010 (except Note 24, as to which the date is December 20, 2010) in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-171370) and the related Prospectus of Nationstar Mortgage LLC for the registration of the $250,000,000 10.875% Senior Notes due 2015.
/s/ Ernst & Young LLP
Dallas, Texas
February 8, 2011